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                                                                   EXHIBIT 10.2

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                                  MADISON BANK
                                       AND
                             ROBERT B. MCGIVNEY, JR.


        THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is being entered into this 22nd day of June, 2000, by and between MADISON BANK, a Florida chartered commercial bank ("Employer" or "Bank") and ROBERT B. MCGIVNEY, JR. ("Employee"). Employer and Employee are collectively referred to herein as the "Parties".

                                    RECITALS

        WHEREAS, on June 16, 1997, the Parties entered into an Amended and Restated Employment Agreement; and

        WHEREAS, since that time, the Bank has changed its organizational form from that of a Florida-chartered savings association to that of a Florida-chartered commercial bank and in conjunction therewith, changed its corporate name from Madison Bank, A Savings Bank to Madison Bank; and

        WHEREAS, the Bank wishes to continue to retain Employee as its President and Chief Executive Officer to perform the duties and responsibilities as described in this Agreement and as the Bank's Board of Directors ("Board") may assign to Employee from time to time; and

        WHEREAS, Employee desires to continue his employment with the Bank and to continue to serve as the Bank's President and Chief Executive Officer in accordance with the terms and provisions of this Agreement; and

        WHEREAS, the Parties wish to amend and restate the Amended and Restated Employment Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

                                 OPERATIVE TERMS

        1. EMPLOYMENT AND TERM. The Bank shall employ Employee and Employee shall be employed pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of 24 months, commencing on January 1, 2000 (the "Effective Date"). Upon each new day of the 24 month period of employment from the Effective Date until the Employee's 65th birthday, the term of this Agreement shall be automatically extended for one additional


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day, to be added to the end of the then-existing 24 month term. Accordingly, at all times prior to (i) the employee's attaining age 65 and (ii) a notice of employment termination (or an actual termination), the term of this Agreement shall be 24 full months. However, either Party may terminate this Agreement by giving the other Party written notice of intent not to renew. In addition, if the Bank has Total Assets of $153,975,000 at December 31, 2000 and Net Income of $993,000 for the period January 1, 2000 to December 31, 2000, determined pursuant to Section 3(b)(i) and (ii), respectively, Employee shall have the option to increase the standard term of this Agreement by 12 months, so that at all times the term of this Agreement shall be 36 months. Employee shall have 90 days from the end of the year 2000 in which to notify the Board that he has chosen to exercise this option.

        The Board shall, on an annual basis, review Employee's performance and this Agreement. The automatic extensions of the term of this Agreement shall immediately be suspended upon an employment termination by reason of death or disability or retirement, or an employment termination made voluntarily by the Employee (other than for Good Reason as defined in Section 9[d], or involuntarily for Cause as defined in Section 9[b]).

        2. POSITION, RESPONSIBILITIES AND DUTIES. During the term of this Agreement, Employee shall serve in the following capacities and shall fulfill the following responsibilities and duties:

           (a) SPECIFIC DUTIES: Employee shall serve as the Bank's President and Chief Executive Officer, through election by the Board. In such capacity, Employee shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to the President and Chief Executive Officer of similar financial institutions. In addition, Employee shall use his best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Employee by the Board and to utilize and develop contacts and customers to enhance the business of the Bank. Specifically, Employee shall devote his full business time and attention and use his best efforts to accomplish and fulfill the following duties and responsibilities, as well as other duties assigned to Employee from time to time by the Board:

               (i)    build and maintain a high quality management team;

               (ii)   build and manage the Bank's branch network;

               (iii)  manage Bank personnel and reduce employee turnover;

               (iv) serve as a member of the Board of Directors, if and when elected to such a position;

               (v) serve on such committees as appointed by the Board from time to time;



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               (vi)   keep the Board informed of important developments
                      concerning the Bank, industry developments and regulatory initiatives affecting the Bank;

               (vii) supervise all commercial loans and assist in their proper servicing and resolution;

               (viii) establish and implement marketing efforts to increase the business of the Bank;

               (ix) coordinate with the Bank's attorneys and accountants and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible; and

               (x) maintain adequate expense records relating to Employee's activities on behalf of the Bank;

               (xi) conduct and undertake all other activities, responsibilities, and duties normally expected to be undertaken and accomplished by the President and Chief Executive Officer of a financial institution similar in scope and operation to the Bank's business.

           (b) GENERAL DUTIES: During the term of this Agreement, and except for illness, vacation periods and leaves of absences, Employee shall devote all of his working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Bank. Employee shall obtain such licenses, certificates, accreditations and professional memberships and designations as the Bank may reasonably require. Employee shall join and maintain membership in such social and civic organizations as Employee or the Board deems appropriate to foster the Bank's contacts and business network in the community.

        3. COMPENSATION. During the term of this Agreement, Employee shall be compensated as follows:

           (a) BASE SALARY: In 2000, Employee shall receive an annual salary of One Hundred Seventy Thousand Dollars ($170,000) (the "Base Salary"), to be paid in equal installments, in accordance with the Bank's standard payroll practices. In 2001, the Base Salary shall be increased to One Hundred Seventy-Five Thousand Dollars ($175,000). If the Agreement in extended through 2002, the Base Salary shall be increased to One Hundred Eighty Thousand Dollars ($180,000). Employer may adjust the Base Salary from time to time based upon the Board's evaluation of Employee's performance. In no event, however, may the Base Salary be reduced without Employee's written concurrence.



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           (b) BONUS: If the Bank's financial performance for that year meets or exceeds the below budgeted annual goals, at the end of each year, Employer shall pay Employee an "Aggregate Available Bonus" of twenty-five percent (25%) of Employee's Base Salary ($42,500 in 2000, $43,750 in 2001 and $45,000 in 2002). The Aggregate Available Bonus is comprised of three independent bonuses based on the Bank's "Total Assets," "Net Income," and "Net Income Over Budget" in each year, as set forth herein.

               (i) TOTAL ASSETS. For each year in which the Bank's Total Assets (as reported to the Federal Deposit Insurance Corporation ["FDIC"] on Schedule RC, Consolidated Report of Condition for December 31 of that year) meet or exceed the budgeted amount in Schedule A, Employee shall receive a bonus equal to 10% of the Aggregate Available Bonus for that year.

               If, in any year, the Bank's Total Assets do not meet or exceed the corresponding budgeted amount, Employee shall not be entitled to the corresponding bonus for that year. If in the following year, the Bank's Total Assets meet or exceed that year's budgeted amount, Employee shall be entitled to only that year's corresponding bonus, and not a carry-over of any earlier year's bonus.

                                                SCHEDULE A

                                          BUDGETED
                              YEAR      TOTAL ASSETS            BONUS AMOUNT
                              ----------------------------------------------
                              2000       $153,975,000             $ 4,250
                              2001        182,042,000               4,375
                              2002        213,039,000               4,500

               (ii) NET INCOME. For each year in which the Bank's Net Income (as reported to the FDIC on Schedule RI, Consolidated Report of Income for the Period January 1 to December 31 of that year) meets or exceeds the budgeted amount in Schedule B, Employee shall receive a bonus equal to 15% of the Aggregate Available Bonus for that year.

               If in any year, the Bank's Net Income does not meet or exceed the corresponding budgeted amount, Employee shall not be entitled to the corresponding bonus in that year. However, that year's bonus will be recovered and paid to Employee, if any following year's budgeted Cumulative Net Income (determined by adding that following year's budgeted Net Income to the previous years' budgeted Net Income) meets or exceeds the budgeted amount in Schedule B.



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                                   SCHEDULE B

                            BUDGETED             BUDGETED
                 YEAR      NET INCOME      CUMULATIVE NET INCOME    BONUS AMOUNT
                 ---------------------------------------------------------------
                 2000     $   993,000               n/a                $ 6,375
                 2001       1,384,000            $2,377,000              6,563
                 2002       2,010,000             4,387,000              6,750


               (iii) NET INCOME OVER BUDGET. For each year in which the Bank's Net Income meets or exceeds the above budgeted amount, Employee shall receive a bonus of 10% of the Bank's Net Income over the above budgeted amount. However, the amount of this bonus shall be limited to 75% of the Aggregate Available Bonus for that year a shown as shown in Schedule C.

               If in any year, Employee does not earn the full bonus hereunder, the unawarded portion may be earned in a later year. This recovery shall occur by increasing the amount of this bonus that may be earned in that later year by the amount that was not earned in a previous year.

                                   SCHEDULE C

                        BUDGETED   AMOUNT OVER BUDGET  NET INCOME FOR     MAXIMUM
               YEAR    NET INCOME  FOR MAXIMUM BONUS    MAXIMUM BONUS      BONUS
               2000   $  993,000      $ 319,000         $ 1,312,000     $  31,875
               2001    1,384,000        328,000           1,712,000        32,813
               2002    2,010,000        338,000           2,348,000        33,750

           (c) STOCK OPTIONS: On the Effective Date, Employer shall grant Employee options to purchase 30,000 shares of the common stock of the Bank, in accordance with the terms of its 1998 Key Employee Stock Compensation Program ("Stock Program"). These options shall vest in five
        (5) equal installments, beginning on July 1, 2000, and continuing on each subsequent July 1, until July 1, 2004. The first installment shall expire on July 1, 2008, the second installment shall expire on July 1, 2009 and the remaining installments shall expire on July 1, 2010. The exercise price of the options shall be the Fair Market Value (as determined pursuant to the Stock Program) of the Bank's common stock on the Effective Date.

           (d) STOCK AND OTHER BENEFIT PLANS: During the term of this Agreement, the Employee will be entitled to participate in and receive the benefits of any stock option plans (including, but not limited to the Stock Program), stock ownership plans, profit-sharing plans, 401(k) plans, deferred compensation plans, or other plans, benefits and privileges given to employees and executives of the Bank which are currently in effect at the execution of this Agreement or which may come into existence thereafter to the extent the Employee is otherwise eligible and qualifies to so participate in and receive such benefits or privileges. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Employee's



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        rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers (Vice President or above) of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Employee as compared with any other executive officer of the Bank. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Employee pursuant to Section 3 herein.

        4. PAYMENT OF BUSINESS EXPENSES. Employee is authorized to incur reasonable expenses in performing his duties. Employer will reimburse Employee for authorized expenses, according to the Bank's established policies, promptly after Employee's presentation of an itemized account of such expenditures.

        5. VACATION. Employee is entitled to four (4) weeks paid vacation per year, but may not take more than two (2) consecutive weeks of vacation at any time. Employee must take at least two (2) weeks vacation in each year. In the event Employee does not take all of his available vacation in one year, Employee may carry over up to two (2) weeks vacation into the next year. Therefore, the maximum vacation Employee may have available in any one year is six (6) weeks.

        6. FRINGE BENEFITS.

           (a) MEDICAL BENEFITS: Employee is entitled to participate in all medical and health care benefit plans through health insurance, corporate funds, medical reimbursement plans or other plans, if any, provided, or to be provided, by the Bank for its employees.

           (b) PROVISION OF AUTOMOBILE: Employer will furnish Employee with an automobile suitable to his position as a Bank President and will pay for reasonable maintenance expenses associated therewith. Employer will pay automobile insurance with such coverages as the Board determines to be appropriate.

           (c) COUNTRY CLUB MEMBERSHIP: Employer will pay for a full membership for Employee and Employee's family at the Countryside Country Club. Employer shall establish such policies and procedures in order for Employee to comply with applicable federal income tax laws and regulations governing Employee's personal use of the country club in order to reduce the amount of income that may be attributable to Employee for the use of such facilities. Employee will comply with the policies and procedures established by Employer in this regard.

        7. DISABILITY/ILLNESS.

           (a) ILLNESS: Employee shall be paid his full Base Salary for any period of his illness or incapacity: provided that such illness or incapacity does not render Employee unable to perform his duties under this Agreement for a period longer than three (3) consecutive months. At the end of such three-month period, Employer may terminate Employee's employment and this Agreement.

           (b) DISABILITY: If Employer terminates this Agreement pursuant to Employee's disability as determined under Section 7(a) herein, Employer shall pay to Employee, as a disability



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        payment, an amount equal to Employee's monthly Base Salary, payable in accordance with Employer's standard payroll practices, commencing on the effective date of Employee's termination and ending on the earlier of:

               (i) the date Employee returns to full time employment in his capacity as the Bank's President;

               (ii)   Employee's full time employment by another employer;

               (iii) three (3) months after the date of such termination, after which Employee will be entitled to receive benefits under any disability insurance plan provided by the Bank; or

               (iv)   the date of Employee's death.

        Employer may satisfy its obligations under this Section of this Agreement, at its option, through the purchase of disability insurance. The provisions of such policy will control the amounts paid to Employee. Such disability insurance will be coordinated with any disability plans made available to Employee pursuant to Section 6 of this Agreement.

           (c) CONTINUATION OF COVERAGES: During any period of illness or disability, Employer will continue any other life, health and disability coverages for Employee substantially identical to the coverages maintained prior to Employee's termination for disability. Such coverages shall cease upon the earlier of:

               (i)    Employee's full time employment by another employer;

               (ii) one (1) year after the date of such termination (with the exception of disability insurance coverage); or

               (iii)  the date of Employee's death.

           (d) NO REDUCTION IN BASE SALARY: During the period in which Employee is disabled or subject to illness or incapacity, other than as described in Section 7(b) herein, there shall be no reduction in Employee's Base Salary.

        8. DEATH DURING EMPLOYMENT. In the event of Employee's death during the term of this Agreement, the Bank's obligation to Employee shall be limited to the portion of Employee's compensation that would be payable up to the first working day of the first month after Employee's death, except that any compensation payable to Employee under any benefit plan maintained by the Bank will be paid pursuant to its terms and a pro rata portion of any bonus that would have become payable under Section 3(b) of this Agreement shall be paid to Employee's estate.



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        9. TERMINATION.

           (a) ILLNESS, INCAPACITY OR DEATH: This Agreement shall terminate upon Employee's illness, incapacity or death in accordance with the provisions of Sections 7 and 8 herein.

           (b) TERMINATION FOR JUST CAUSE: The Employer shall have the right, at any time, upon prior written notice of termination satisfying the requirements of Section 11 herein, to terminate the Employee's employment hereunder, including termination for just cause. For the purpose of this Agreement, termination for just cause shall mean termination for personal dishonesty, incompetence, willful misconduct, material breach of fiduciary duty, intentional failure to perform the duties stated in this Agreement, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), willful violation of a final cease-and-desist order, willful or intentional breach or negligence or misconduct in the performance of such duties or material breach of any provision of this Agreement as determined by a court of competent jurisdiction or in final agency action by a federal or state regulatory agency having jurisdiction over the Bank. For purposes of this Section, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Employer; provided that any act or omission to act by the Employee in reasonable reliance upon an opinion of counsel to Employer shall not be deemed to be willful. In the event Employee is terminated for just cause, Employee shall have no right to compensation or other benefits for any period after such date of termination.

           (c) INVOLUNTARY TERMINATION: If the Employee is terminated by Employer other than for just cause or in connection with a change in control of the Bank (as defined in Section 9[e] herein), Employee's right to compensation and other benefits under this Agreement shall be as set forth in Sections 9(f)(i) and 9(g) herein. In the event the Employee is terminated by Employer in connection with a change in control of the Bank, Employee's right to compensation and other benefits under this Agreement shall be as set forth in Sections 9(f)(ii), 9(f)(iii) and 9(h) herein.

           (d) TERMINATION FOR GOOD REASON: Employee may terminate his employment hereunder for good reason. For purposes of this Agreement, "good reason" shall mean (i) a failure by the Bank to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after a notice of such noncompliance has been given by the Employee to the Bank; or (ii) subsequent to a change in control as defined in Section 9(e) herein and without the Employee's express written consent, any of the following shall occur: the assignment to the Employee of any duties inconsistent with the Employee's positions, duties, responsibilities and status with the Bank immediately prior to a change in control of the Bank; a change in the Employee's reporting responsibilities, titles or offices as in effect immediately prior to a change in control of the Bank; any removal of the Employee from, or any failure to re-elect the Employee to, any of such positions, except in connection with a termination of employment for just cause, disability, death, or removal pursuant to Sections 9(a) or 9(b) herein; a reduction by the Bank in the Employee's Base Salary as in effect immediately prior to a change in control; the failure of the Bank to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Employee is participating at the time of a change in



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        control of the Bank, or the taking of any action by the Bank which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any of such plans, or the transfer of the Employee to any location outside of Pinellas County, Florida or the assignment of substantial duties to the Employee to be completed outside Pinellas County, Florida.

           (e) CHANGE IN CONTROL: For purposes of this Agreement, "change in control" shall mean a change in ownership of stock in the Bank whereby a person, other than an existing Bank shareholder: (i) acquires more than 25% of any class of voting stock of the Bank through direct or indirect ownership or proxy; or (ii) controls in any manner the election of a majority of the directors of the Bank.

           (f) SEVERANCE PAYMENT:

               (i) If Employee terminates his employment for good reason as defined in Section 9(d) herein, or if the Employee is terminated by the Bank for other than just cause pursuant to Section 9(c) herein, then in lieu of any further payments to the Employee for periods subsequent to the date of termination, the Employee shall be paid, as severance, an amount which would equal the Employee's total annual compensation for the remainder of the term of the Agreement, plus a pro rata portion of any bonus that would have become payable under
           Section 3(b) of this Agreement;

               (ii) In the event Employee's employment is terminated as a result of a change in control, Employee shall be entitled to a severance payment equal to two and one-half (2.5) times his current annual Base Salary, plus a pro rata portion of any bonus that would have become payable under Section 3(b) of this Agreement;

               (iii) In the event a change in control of the Bank occurs within nine (9) months of the Employees' involuntary termination or termination for good reason, Employee shall be entitled to a supplemental severance payment, so that Employee's total severance payments under this Section 9(f) shall be equal to two and one-half (2.5) times his annual Base Salary at the time of the termination.

              Any payment under Section 9(f)(i), (ii) or (iii) shall be made in substantially equal semi-monthly installments on the fifteenth and last days of each month until paid in full.

           (g) ADDITIONAL SEVERANCE BENEFITS: Unless the Employee is terminated for just cause pursuant to Section 9(b) herein, pursuant to Section 10(b) herein, or pursuant to a termination of employment by the Employee for other than good reason, the Bank shall maintain in full force and effect, for the continued benefit of the Employee for the remaining term of this Agreement, or twelve (12) months (whichever is longer), all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination; provided, however, that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. Further, the Bank shall pay for the same or similar



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        benefits if such benefits are available to the employee on an individual or group basis as a result of contractual or statutory provisions requiring or permitting such availability including, but not limited to, health insurance covered under COBRA.

           (h) MITIGATION: Employee shall not be required to mitigate the amount of any payment provided for in Sections 9(f) and 9(g) of this Agreement by seeking other employment or otherwise.

       10. REQUIRED PROVISIONS BY REGULATION. The Bank and Employee acknowledge that the laws and regulations governing the Parties require that certain provisions be provided in each employment agreement with officers and employees of the Bank. The Parties agree to be bound by the following provisions:

           (a) SUSPENSION/TEMPORARY PROHIBITION: If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 655.037, Florida Statutes, or under Section 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C.ss.1818[e][3] and [g][1]), the Bank's obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the shares and the notice are dismissed, the Bank may in its discretion: If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. Section 1818[e][3] and Section 1818[g][1]), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Employee all or part of the compensation withheld while the obligations under this Agreement are suspended; and (ii) reinstate (in whole or in part) any of the Bank's obligations which were suspended.

           (b) PERMANENT PROHIBITION: If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 655.037, Florida Statutes, or Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818[e][4] or [g][1]), all of the Bank's obligations under this Agreement shall terminate as of the effective date of the order, but the Employee's vested rights, if any, shall not be affected.

           (c)    DEFAULT UNDER FDIA: If the Bank is in default (as defined in
                  Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of the Agreement shall not affect the Employee's vested rights, if any.



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           (d)    REGULATORY TERMINATION: All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of the Bank:

                        (i) by the Director or his or her designee, at the time the FDIC enters into an agreement to provide assistant to or on behalf of the Bank under the authority to contained in Section 13(c) of the Federal Deposit Insurance Act; or

                        (ii) by the Department or the Director, or his or her designee, at the time the Department or the Director, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank's determined by the Director to be in unsafe or unsound condition.

                       Any of the Employee's rights that have already vested, however, shall not be affected by such action. For purposes of this subsection of this Agreement, the term "Director" shall mean the Director of the FDIC.

        11. NOTICE OF TERMINATION.

            (a) EMPLOYEE'S NOTICE: Employee shall have the right, upon prior written notice of termination of not less than ninety (90) days, to terminate his employment hereunder. In such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, unless such termination is for good reason, as defined in Section 9(d) herein. If the Employee provides a notice of termination for good reason, the date of termination shall be the date on which the notice of termination is given.

            (b) SPECIFICITY: Any termination of the Employee's employment by the Bank or by Employee shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a dated notice which shall: (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (iii) set forth the date of termination, which shall be not less than thirty (30) days nor more than forty-five (45) days after such notice of termination is given, except in the case of the Bank's termination of the Employee's employment for just cause, in which case date of termination shall be the date such notice of termination is given.

            (c) DELIVERY OF NOTICES: All notices given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier or by hand delivery. If to the Employee (or to the Employee's spouse or estate upon the Employee's death) notice shall be sent to Employee's last-known address, and if to Employer, notice shall be sent to the corporate headquarters. All such notices shall be effective



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

        when deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

        12. POST-TERMINATION OBLIGATIONS. Employer shall pay to Employee such compensation as is required pursuant to this Agreement; provided, however, any such payment shall be subject to Employee's post-termination cooperation. Such cooperation shall include the following:

            (i) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer, a borrower and/or any other third parties (including without limitation serving as a witness in court or other proceedings);

            (ii) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

            (iii) Employee shall keep the Bank's trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws.

       13. ATTORNEY'S FEES/ADVANCED COSTS. In the event that the Employee is terminated in a manner which violates any provisions of this Agreement, as determined by a court of competent jurisdiction, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys fees, in challenging such termination if the employee is successful in his challenge. Further, because of economic disparity between Employer and Employee, Employer agrees to pay for Employee's reasonable attorneys' fees and costs up to $15,000 to enforce the terms of this Agreement or recover damages for breach of this agreement as follows: $10,000 at the commencement of litigation or the mediation proceedings and an additional $5,000 six (6) months thereafter. In the event the Employee is unsuccessful in his claim or defense, the Employee shall reimburse Employer for any attorney' fees, expenses and costs that have been advanced. If the Employee is successful, any attorneys' fee award will be reduced by the amount of attorney's fees and costs that have been advanced. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

        14. INDEBTEDNESS. If during the term of this Agreement, Employee becomes indebted to the Bank for any reason, the Bank may, at its election, set off and collect any sums due Employee out of any amounts which the Bank may owe Employee from his Base Salary or other compensation. Furthermore, upon the termination of this Agreement, all sums owed by Employee shall become immediately due and payable. Employee shall pay all expenses and attorney's fees actually or necessarily incurred by the Bank in connection with any collection proceeding for Employee's indebtedness to us. Notwithstanding any of the foregoing, any secured indebtedness to the Bank shall not be subject to the foregoing provisions, and shall be governed by the loan documents evidencing such indebtedness.

        15. MAINTENANCE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee shall use his best efforts and utmost diligence to guard and protect all of the Bank's trade secrets and confidential information. Employee shall not, either during the term or after termination of this Agreement, for whatever reason, use, in any capacity, or divulge or disclose in any manner, to any Person, the identity of the Bank's customers, or its customer lists, methods of operation, marketing and promotional methods, processes, techniques, systems, formulas, programs or other trade secrets or confidential information relating to the Bank's business. Upon termination of this Agreement or Employee's employment, for any reason, Employee shall immediately return and deliver to the Bank all records and papers and all matters of whatever nature which bear trade secrets or confidential information relating to the Bank.

        16. COMPETITIVE ACTIVITIES. Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Bank; provided, however, that Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require Employee to devote substantial time to management or control of the business or activities in which Employee has invested.

        17. REMEDIES FOR BREACH.

            (a) INJUNCTIVE RELIEF: The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee's violation of the provisions of Section 16 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section. Should Employer prevail in an action seeking an injunction restraining Employee, Employee shall pay all costs and reasonable attorneys fees incurred by Employer in and relating to obtaining such injunction. Such injunctive relief may be obtained without bond and Employee's sole remedy, in the event of the entry of such injunction, shall be the dissolution of such injunction. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

            (b) CUMULATIVE REMEDIES: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 17(a) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee's breach of this Agreement, are in addition to and shall not limit any and all remedies existing at or in equity which may also be available to Employer.

        18. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Bank, and to the extent applicable, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank's assets and business, or with or into which the Bank may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer, unless such merger or consolidation or subsequent merger or consolidation is a transaction of the type which would result in termination under Sections 10(c) and 10(d) herein.

        19. MISCELLANEOUS.

            (a) AMENDMENT OF AGREEMENT: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

            (b) CERTAIN DEFINITIONS: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

               (i) "Person" shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

               (ii) "Attorneys Fees" shall include the legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in settlement, trial, appeal or in bankruptcy proceedings.

            (c) HEADINGS FOR REFERENCE ONLY: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

            (d) GOVERNING LAW/JURISDICTION: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate federal or state courts in Pinellas County, Florida.

            (e) SEVERABILITY: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

            (f) ENTIRE AGREEMENT: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. This Agreement amends, supplants and supersedes any and all prior agreements between the Parties. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party's waiver of the other Party's breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

            (g) WAIVER: No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

            (h) PRONOUNS: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

            (i) RECITALS: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.



                                    MADISON BANK



/s/ ROBERT B. McGIVNEY              BY: /s/ MELVIN S. CUTLER
---------------------------------       ----------------------------------------
Robert B. McGivney, Jr., Employee          Melvin S. Cutler,
                                           Chairman of the Board
                                           (By resolution of the Board)


/s/ ARLENE V. PHILLIPS                  /s/ ARLENE V. PHILLIPS
---------------------------------       ----------------------------------------
Witness                                 Witness













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